                                                                    EXHIBIT 12.1

                ERICO INTERNATIONAL CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------------------
                                                    1999        2000        2001        2002        2003
                                                  -------     -------     -------     -------     -------

Earnings as defined:
  Income from before income taxes                 $12,300     $10,120     $ 9,448     $18,735     $20,455
  Plus: fixed charges                               8,522       6,992       7,320       6,493      14,870
                                                  -------     -------     -------     -------     -------
    Earnings                                      $20,822     $17,112     $16,768     $25,228     $35,325
                                                  =======     =======     =======     =======     =======

Fixed Charges as defined:
  Interest expense, including amortization of
     debt issue costs                             $ 7,272     $ 5,792     $ 5,590     $ 5,033     $13,360
  Estimated interest factor on rental expense       1,250       1,200       1,730       1,460       1,510
                                                  -------     -------     -------     -------     -------
    Fixed Charges                                 $ 8,522     $ 6,992     $ 7,320     $ 6,493     $14,870
                                                  =======     =======     =======     =======     =======

Ratio of Earnings to Fixed Charges (1)                2.4         2.4         2.3         3.9         2.4
                                                  =======     =======     =======     =======     =======
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(1) The ratio of earnings to fixed charges is determined by dividing income before income taxes, adjusted for interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor.